UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 5, 2006

Date of Report (Date of earliest event reported)

Arden Realty, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-12193	95-4578533
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11601 Wilshire Boulevard,

Fourth Floor

Los Angeles, California 90025-1740

(Address and zip code of principal executive offices)

(310) 966-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Agreements in Satisfaction of 2005–2009 Outperformance Program Payments

On December 21, 2005, Arden Realty, Inc., a Maryland corporation (the “Company”), Arden Realty Limited Partnership, a Maryland limited partnership (“Arden OP”), and Atlas Partnership Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with General Electric Capital Corporation, a Delaware corporation (“GECC”), Atlas Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of GECC, Trizec Properties, Inc., a Delaware corporation, and Trizec Holdings Operating LLC, a Delaware limited liability company, pursuant to which, among other things, GECC will acquire the Company and its subsidiaries through the merger of the Company with and into Atlas Merger Sub, Inc. (along with the other transactions contemplated by the Merger Agreement, the “Merger”). Information concerning the Merger is set forth in, or incorporated by reference into, our proxy statement relating to the Merger, dated March 16, 2006 (the “Proxy Statement”). The disclosures in this current report modify and supplement the section of the Proxy Statement on page 53 titled “Approval of the Merger Agreement and the Merger—Interests of Our Directors and Executive Officers in the Merger—2005–2009 Outperformance Program.”

As disclosed in our Proxy Statement, under the Company’s 2005–2009 Outperformance Program (the “Outperformance Program”), certain Company executive officers were to receive cash or equity awards upon the occurrence of a “change in control” transaction, such as the Merger, if shares of the Company’s common stock generated superior returns for Company stockholders as measured against certain performance thresholds over a specified time period.

In order to establish with certainty the payments that would be made pursuant to the Outperformance Program at the closing of the Merger, on April 5, 2006, GECC entered into agreements with certain of the Company’s executive officers, pursuant to which GECC has agreed to pay to these executives fixed sums at the time of closing in exchange for these executives’ release of GECC, the Company, Arden Realty Limited Partnership and their affiliates for any and all claims under and pursuant to the Outperformance Program or payments made pursuant thereto. Specifically, Richard S. Ziman will receive $600,000, Victor J. Coleman will receive $600,000, Richard S. Davis will receive $300,000, Robert C. Peddicord will receive $300,000, Howard S. Stern will receive $300,000 and David A. Swartz will receive $300,000, in each case, less any applicable withholding amounts (collectively, the “Release Payments”).  To the extent any of the foregoing payments, together with any other payments, result in the imposition of an excise tax under Internal Revenue Code Section 4999 on any of the above executives, such executive will be entitled to the tax “gross-up” payment provided for under the terms of his existing employment agreement. GECC’s obligation to pay the Release Payments is conditioned on the closing of the Merger pursuant to the Merger Agreement and on the acceptance by all executives with rights under the Outperformance Program of the Release Payments as full and final satisfaction of any claims or payments owed under the program. All such executives have agreed to accept the Release Payments in full and final satisfaction of any claims under the program.

The Outperformance Program also reserves 20% of the bonus pool to be allocated by the compensation committee of the Company’s board of directors (the “Discretionary Pool”). As of the date of this report, the Discretionary Pool has not been allocated. In connection with the Release Payments and waivers described above, and in order to establish with certainty the payments that would be made pursuant to the Discretionary Pool at the closing of the Merger, on April 5, 2006, GECC also entered into an agreement with the Company, pursuant to which (i) the Company has agreed that neither it nor Arden OP will make any awards or take any other action to give any person any right or interest in the Discretionary Pool and (ii) in consideration for such agreement, GECC has agreed that it will, subject to certain conditions, provide to certain Company employees (none of whom are the executives receiving the Release Payments described above) payments in an amount no greater than $600,000.00 in the aggregate at or promptly following the closing of the Merger.

ARDEN REALTY, INC.

Date: April 11, 2006	By:	/s/ Richard S. Davis
Richard S. Davis Executive Vice President and Chief Financial Officer